Exhibit No. 12.

Questar Pipeline Company and Subsidiaries
Ratio of Earnings to Fixed Charges
(Unaudited)
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
                                             12 months ended December 31,
                                                    2000        1999       1998
                                                (Dollars in Thousands)
Earnings

Income (loss) before income taxes                   $43,514    ($13,651) $42,831
Plus debt expense                                    17,584      17,466   14,456
Plus allowance for borrowed
   funds used during construction                     3,315       2,677      625
Plus interest portion of rental expense                 367         173      342
                                                    $64,780      $6,665  $58,254

Fixed Charges

Debt expense                                        $17,548     $17,466  $14,456
Plus allowance for borrowed
   funds used during construction                     3,315       2,677      625
Plus interest portion of rental expense                 367         173      342
                                                    $21,411     $17,843  $15,423

Ratio of Earnings to Fixed Charges                     3.05         .33     3.78

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